                                                                    Exhibit 12.1


                     SOLECTRON CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                       (In thousands, except ratio data)

                                                                     Year Ended August 31,
                                               ----------------------------------------------------------------
                                                 1994           1995          1996          1997         1998
                                               --------       --------      --------      --------     --------
Earnings:
  Income before income taxes                   $ 84,159       $120,494      $173,077      $238,407     $298,983
  Fixed  charges                                 16,802         15,578        21,651        33,777       35,802
  Add. amort. previously capitalized interest        --             --            --            --           --
  Less capitalized interest
                                                     --             --            --            --       (1,656)
                                               --------       --------      --------      --------     --------
                                               $100,961       $136,072      $194,728      $272,184     $333,129
                                               ========       ========      ========      ========     ========

Fixed charges:
  Interest portion of
    annual rent expense(1)                     $  6,127       $  6,027      $  6,001      $  7,226     $  9,387
  Interest expense                               10,675          9,551        15,650        26,551       24,759
  Capitalized interest                               --             --            --            --        1,656
                                               --------       --------      --------      --------     --------
                                               $ 16,802       $ 15,578      $ 21,651      $ 33,777     $ 35,802
                                               ========       ========      ========      ========     ========

Earnings to fixed charges ratio                    6.01x          8.73x         8.99x         8.06x        9.30x


                                                     Six Months Ended
                                                        February 28,
                                                   ----------------------
                                                     1998          1999
                                                   --------      --------
Earnings:
  Income before income taxes                        $140,950      $190,355
  Fixed  charges                                      17,982        23,445
  Add. amort. previously capitalized interest             --            25
  Less capitalized interest                             (450)       (2,366)
                                                    --------      --------
                                                    $158,482      $211,459
                                                    ========      ========
Fixed charges:
  Interest portion of
    annual rent expense(1)                          $  4,693      $  6,140
  Interest expense                                    12,839        14,939
  Capitalized interest                                   450         2,366
                                                    --------      --------
                                                    $ 17,982      $ 23,445
                                                    ========      ========

Earnings to fixed charges ratio                         8.81x         9.02x



(1) includes total annual rent expense of certain facilities in Milpitas, California and appropriate internal portion of the annual rent expense for all other facilities and equipment which was deemed to be representative of the interest factor in rent expense.